                                                                    EXHIBIT 99.1

                                  MOSAIX, INC.

                        1991 EMPLOYEE STOCK PURCHASE PLAN



                               SECTION 1. PURPOSE

        The purpose of this Mosaix, Inc.1991 Employee Stock Purchase Plan (the "Plan") is to provide a means whereby certain employees of Mosaix, Inc. (the "Company"), or of any Related Corporation designated by the Company, may be granted stock options to purchase the common stock of the Company, in order to attract and retain the services or advice of such employees and to provide added incentive to them by encouraging stock ownership in the Company. It is the intention of the Company to have the Plan qualify as an "employee stock purchase plan" under Section 423 of the Internal Revenue Code of 1986, as amended. The provisions of the Plan shall, accordingly, be construed in a manner consistent with the requirements of that Section of the Code.

                             SECTION 2. DEFINITIONS

2.1     ACCOUNT

        "Account" shall mean the funds accumulated with respect to a Participant as a result of deductions from his or her paycheck for the purpose of purchasing stock under this Plan. The funds allocated to a Participant's Account shall remain the property of the respective Participant at all times but may be commingled with the general funds of the Company.

2.2     BASE PAY

        "Base Pay" means the total cash compensation (including bonuses, overtime, and commissions) as reflected on a Participant's W-2 income tax statement (excluding moving expenses, reimbursed employee business expenses, and taxable fringe benefits), except that a Participant may elect on the Participation Agreement to exclude all bonuses from Base Pay.

2.3     CODE

        "Code" shall mean the Internal Revenue Code of 1986, as it may be amended from time to time.

2.4     ELIGIBLE EMPLOYEE

        "Eligible Employee" shall mean any employee who is eligible to participate in the Plan pursuant to the provisions of Section 5.

2.5     OFFERING DATE

        "Offering Date" shall mean the commencement date of an offering, if such date is a regular business day; otherwise, it shall mean the first regular business day following such commencement date. A different date may be set by resolution of the Board.

2.6     PARTICIPANT

        "Participant" shall mean an Eligible Employee who has completed and filed a Participation Agreement pursuant to Section 7.1.

2.7     RELATED CORPORATION

        "Related Corporation," when referring to a subsidiary corporation, shall mean any corporation (other than the Company) in an unbroken chain of corporations beginning with the Company, if stock possessing fifty percent (50%) or more of the total combined voting power of all classes of stock of each of the corporations other than the Company is owned by one of the other corporations in such chain. When referring to a parent corporation, the term "Related Corporation" shall mean any corporation in an unbroken chain of corporations ending with the Company if, at the time of the granting of the option, each of the corporations other than the Company owns stock possessing fifty percent (50%) or more of the total combined voting power of all classes of stock in one of the other corporations in such chain.

                            SECTION 3. ADMINISTRATION

        This Plan shall be administered by the Compensation Committee of the Board of Directors (the "Board"). The Compensation Committee shall hereinafter be referred to as the Plan Administrator. The Plan Administrator shall be vested with full authority to make, administer, and interpret such rules and regulations as it deems necessary to administer the Plan, and any determination, decision, or action of the Plan Administrator in connection with the construction, interpretation, administration, or application of the Plan shall be final, conclusive, and binding upon all Participants and any and all persons claiming under or through any Participant, so long as such construction, interpretation, administration, or application with respect to the stock options correspond to the requirements of Section 423 of the Code, the regulations and rulings thereunder, and any amendments thereto.

                      SECTION 4. STOCK SUBJECT TO THIS PLAN

4.1     TYPE AND NUMBER OF SHARES

        The stock subject to this Plan shall be the Company's Common Stock (the "Common Stock"), presently authorized but unissued or subsequently acquired by the Company. Subject to adjustment as provided in Section 22, the aggregate amount of Common Stock to be delivered upon the exercise of all options granted under this Plan shall not exceed four hundred thousand (400,000) shares as such Common Stock was constituted on the effective date of this Plan. If any option granted under this Plan shall expire or terminate for any reason without having been exercised in full, the unpurchased shares subject thereto shall thereupon again be available for delivery under this Plan.

4.2     LIMITATION ON EXERCISE

        If the total number of shares for which options are to be exercised on any date in accordance with Section 10 exceeds the number of shares then available under the Plan (after deduction of all shares for which options have been exercised or are then outstanding), the Plan Administrator shall make a pro rata allocation of the shares remaining available in as nearly a uniform manner as shall be practicable and as it shall determine to be equitable. The Company shall give written notice of such reduction to each Participant affected thereby and shall return any unused portion of each Participant's Account to such Participant.

                             SECTION 5. ELIGIBILITY

        Any regular employee of the Company (or any Related Corporation designated by the Company) who is in the employ of the Company (or any such designated Related Corporation) on one or more Offering Dates is eligible to participate in the Plan, except for (i) employees who have been employed less than three months, (ii) employees whose customary employment is less than twenty
(20) hours per week, and (iii) employees whose customary employment is for not more than five (5) months in any calendar year. If the Company permits any employees of a Related Corporation to participate in this Plan, then all employees of that Related Corporation who meet the requirements of this Section 5 shall also be considered Eligible Employees.

                              SECTION 6. OFFERINGS

        There will be consecutive six-month offerings pursuant to the Plan, until the earlier of the termination of the Plan or the date when all (except de minimis amounts) the shares of Common Stock authorized under Section 4.1 to be delivered upon exercise of options granted under the Plan have been so delivered. The first offering shall commence on July 1, 1991 (or a later date designated by the Board) and terminate on December 31, 1991. Thereafter, offerings shall commence on each subsequent January 1 and July 1.

                  SECTION 7. PARTICIPATION BY PAYROLL DEDUCTION

        7.1 An Eligible Employee may participate by completing a Participation Agreement provided by the Company authorizing payroll deductions, and completing any other papers deemed necessary by the Company or Plan Administrator and filing the Agreement and any other such papers with the Company no later than ten (10) business days prior to the commencement date (January 1 or July 1) of the offering in which the Eligible Employee wishes to participate. Participation, in one offering under the Plan shall neither limit, nor require, participation in any other offering.

        7.2 Payroll deductions for a Participant shall commence on the Offering Date, and shall end on the termination date of such offering unless earlier terminated by the Participant as provided in Section 13.

        7.3 At the time a Participant files his Participation Agreement, the Participant shall elect to have payroll deductions made from the Participant's Base Pay, measured by whole number percentages from two (2) up to a maximum of ten percent (10%) of Base Pay, on each pay day during the time he or she is a Participant in an offering.

        7.4 All payroll deductions made for a Participant shall be credited to the Participant's Account under the Plan. A Participant may not make any separate cash payment into such Account, nor may the Participant make payment for shares other than by payroll deduction.

        7.5 A Participant may discontinue his or her participation in the Plan as provided in Section 13, but no other change can be made during an offering.

                             SECTION 8. OPTION PRICE

        The purchase price per share of Common Stock during any offering shall be the lesser of (1) 85% of the fair market value of the Common Stock on the Offering Date or (2) 85% of the fair market value of the stock on the last business day of the offering. Fair market value shall mean the closing price as reported on the National Association of Securities Dealers Automated Quotation System, or if the stock is traded on a stock exchange the closing price for the stock on the principal such exchange. Notwithstanding the foregoing, for the offering that begins on January 1, 1998 and ends on June 30, 1998, the purchase price per share shall be the lesser of (1) 85% of the fair market value of the Common Stock on the date the Company's shareholders approve an amendment to the Plan to increase the shares authorized to be delivered under the Plan from 200,000 to 400,000 or (2) 85% of the fair market value of the Common Stock on the last business day of the offering; provided, however, that in no event shall the purchase price per share be less than the lesser of 85% of the fair market value of the Common Stock on the first or last business days of the offering.

                          SECTION 9. GRANTING OF OPTION

        On each Offering Date, this Plan shall be deemed to have granted to the Participant an option for as many full shares as he or she will be able to purchase with the payroll deductions credited to his or her Account during participation in that offering. Notwithstanding the foregoing, commencing as of January 1, 1995, no Participant may purchase more than 1,000 shares of Common Stock during any single offering.

                         SECTION 10. EXERCISE OF OPTION

        Each Eligible Employee who continues to be a Participant in an offering on the last business day of that offering shall be deemed to have exercised his or her option on such date and shall be deemed to have purchased from the Company such number of full shares of Common Stock reserved for the purpose of the Plan as the accumulated payroll deductions on such date will pay for at the option price, subject to the limitations of Section 4.2.

                SECTION 11. PARTICIPANT'S RIGHTS AS A SHAREHOLDER

        11.1 No Participant shall have any right as a shareholder with respect to any shares of Common Stock until the shares have been purchased in accordance with Section 10 above.

        11.2 Shares to be delivered to a Participant under the Plan will be registered in the name of the Participant, or, if the Participant so directs, by written notice to the Company prior to the termination date of the pertinent offering, in the names of the Participant and one such other person as may be designated by the Participant, as joint tenants with right of survivorship, tenants in common or as community property, to the extent and in the manner permitted by applicable law.

                   SECTION 12. DELIVERY OF STOCK CERTIFICATES

        Certificates for stock issued to Participants will be delivered as soon as practicable after the end of each offering.

                      SECTION 13. WITHDRAWAL AND SUSPENSION

        13.1 A Participant may withdraw from the Plan at any time prior to the last business day of each offering by delivering a Withdrawal Notice to the Company, in which event the Company will refund the entire balance of his or her Account as soon as practicable thereafter.

        13.2 To re-enter the Plan, an Eligible Employee who has previously withdrawn must file a new Participation Agreement in accordance with Section
7.1. Re-entry into the Plan cannot, however, become effective before the beginning of the next offering following withdrawal.

        13.3 The Plan Administrator, in its sole discretion, may authorize and permit a Participant to suspend his or her payroll deductions at any time prior to the last business day of each offering by delivering a Suspension Notice to the Company; provided, however, that such a suspension shall not be allowable for those persons who are subject to Section 16 of the Securities and Exchange Act of 1934, as amended. In the event of such a suspension, the balance of the Participant's Account will be used at the termination of the offering to purchase shares of Common Stock in accordance with Section 10.

        13.4 A Participant's payroll deductions will automatically be suspended when the "maximum permissible amount" has been deducted from his or her payroll check. "Maximum permissible amount," for this purpose, means the lesser of (i) 1,000 (after January 1, 1995, the maximum number of shares purchasable during an offering) multiplied by 85% of the fair market value of a share of Common Stock on the Offering Date (the maximum purchase price), and (ii) the amount necessary to purchase, at a price equal to 85% of the fair market value of a share of Common Stock on the Offering Date, the greatest full number of shares of Common Stock that does not exceed the limitation imposed under Section 18.1.

        13.5 To resume payroll deductions, an Eligible Employee who has previously had his or her payroll deductions suspended under either Section 13.3 or 13.4 must file a new Participation Agreement in accordance with Section 7.1. Resumption of payroll deductions cannot, however, become effective before the beginning of the next offering following suspension of such deductions.

                        SECTION 14. CARRYOVER OF ACCOUNT

        At the termination of each offering, the Company shall automatically re-enroll each Participant in the next offering. Upon re-enrollment, the balance, if any, in the Participant's Account shall be used for option exercises in the new offering. The Participant may elect not to re-enroll in the Plan by filing notice of such election with the Company no later than ten (10) business days prior to the commencement date (January 1 or July 1) of the next offering. If the Participant does not re-enroll in the Plan or the Plan terminates, the balance, if any, of each Participant's Account shall be refunded to him or her.

                              SECTION 15. INTEREST

        No interest will be paid or allowed on any money in the Accounts of Participants.

                       SECTION 16. RIGHTS NOT TRANSFERABLE

        No Participant shall be permitted to sell, assign, transfer, pledge, or otherwise dispose of or encumber either the payroll deductions credited to his or her Account or any rights with regard to the exercise of an option or to receive shares under the Plan other than by will or the laws of descent and distribution, and such right and interest shall not be liable for, or subject to, the debts, contracts, or liabilities of the Participant. If any such action is taken by the Participant, or any claim is asserted by any other party in respect of such right and interest whether by garnishment, levy, attachment or otherwise, such action or claim will be treated as an election by the Participant to withdraw funds in accordance with Section 13.1.

                      SECTION 17. TERMINATION OF EMPLOYMENT

        Upon termination of employment for any reason, on or prior to the last business day of the offering, the balance in the Account of a Participant shall be paid to the Participant or his or her estate.

                      SECTION 18. DOLLAR AMOUNT LIMITATION

        18.1 No Eligible Employee may be granted an option under this Plan which would permit the Eligible Employee's rights to purchase Common Stock under all "employee stock purchase plans" of the Company, including any parent corporation or subsidiary corporation (as the terms "parent corporation" and "subsidiary corporation" are defined in Sections 425(e) and (f) of the Code), to accrue at a rate which exceeds Twenty-Five Thousand Dollars ($25,000) of fair market value of such Common Stock (determined at the Offering Date) for each calendar year in which such option is outstanding at any time.

        18.2 For purposes of this Section 18.1, (i) the right to purchase stock under an option accrues when the option (or any portion thereof) first becomes exercisable during the calendar year, and (ii) a right to purchase stock which has accrued under one option granted pursuant to this Plan may not be carried over to any other option.

                     SECTION 19. CONTINUATION OF EMPLOYMENT

        Nothing in this Plan or in any option granted pursuant to this Plan shall confer upon any Participant any right to continue in the employ of the Company or of a Related Corporation, or to interfere in any way with the right of the Company or of any Related Corporation to terminate his or her employment or other relationship with the Company or Related Corporation at any time.

                          SECTION 20. WITHHOLDING TAXES

        Each Participant will agree by entering the Plan, promptly to give the Company notice of any such stock disposed of within two years after the date of grant of the applicable option, showing the number of such shares disposed of. As a condition to the exercise of a stock option, the Participant shall make such arrangements as the

Plan Administrator may require for the satisfaction of any federal, state or local withholding tax obligations that may arise in connection with the exercise of the stock option and the subsequent sale of the stock acquired upon the exercise of the option within two years after the date of grant of the option.

               SECTION 21. GREATER THAN FIVE PERCENT SHAREHOLDERS

        No Eligible Employee may be granted an option under this Plan if such employee, immediately after the option is granted, owns stock of the Company possessing five percent (5%) or more of the total combined voting power of all classes of stock of the Company or of any Related Corporations. For purposes of this Section 21, the rules of Section 425(d) of the Code shall apply in determining the stock ownership of an employee, and stock which an employee may purchase under corresponding options (under this Plan or any other plan or contract) shall be treated as stock owned by such employee.

             SECTION 22. ADJUSTMENTS UPON CHANGES IN CAPITALIZATION

        22.1 The aggregate number and class of shares for which options may be granted under this Plan, the number and class of shares covered by each outstanding option and the exercise price per share thereof (but not the total price), and each such option, may all be proportionately adjusted by the Plan Administrator as it deems appropriate, for any change in the structure of the Common Stock of the Company resulting from a reorganization, recapitalization, stock split, stock dividend, combination of shares, merger, consolidation, or any other capital adjustment.

        22.2 All adjustments under this Section 22 shall be made by the Plan Administrator, and its determination as to what adjustments shall be made, and the extent thereof, shall be final, binding and conclusive. Unless a Participant agrees otherwise, any change or adjustment to an option shall be made in such a manner so as not to constitute a "modification," as defined in Section 425(h) of the Code, and so as not to cause the Participant's stock option issued hereunder to fail to continue to qualify as a stock option granted pursuant to an employee stock purchase plan, as defined in Section 423(b) of the Code.

                        SECTION 23. SECURITIES REGULATION

        23.1 Shares shall not be issued with respect to an option granted under this Plan unless the exercise of such option and the issuance and delivery of such shares pursuant thereto shall comply with all relevant provisions of law, including, without limitation, any applicable state securities laws, the Securities Act of 1933, as amended, the Securities Exchange Act of 1934, as amended, the rules and regulations promulgated thereunder, the requirements of any automated quotation system through which shares may then be traded, and the requirements of any stock exchange upon which the shares may then be listed, and shall be further subject to the approval of counsel for the Company with respect to such compliance, including the availability of an exemption from registration for the issuance and sale of any shares hereunder. Inability of the Company to obtain, from any regulatory body having jurisdiction, the authority deemed by the Company's counsel to be necessary for the lawful issuance and sale of any shares hereunder or the unavailability of an exemption from registration for the issuance and sale of any shares hereunder shall relieve the Company of any liability in respect of the nonissuance or sale of such shares as to which such requisite authority shall not have been obtained.

        23.2 As a condition to the exercise of an option, the Company may require the Participant to represent and warrant at the time of any such exercise that the shares are being purchased only for investment and without any present intention to sell or distribute such shares if, in the opinion of counsel for the Company, such a representation is required by any relevant provision of the aforementioned laws. At the option of the Company, a stop-transfer order against any shares of stock may be placed on the official stock books and records of the Company, and a legend indicating that the stock may not be pledged, sold or otherwise transferred unless an opinion of counsel is provided (concurred in by counsel for the Company) stating that such transfer is not in violation of any applicable law or regulation, may be stamped on stock certificates in order to ensure exemption from registration. The Plan Administrator may also require such other action or agreement by the Participants as may from time to time be necessary to comply with the federal and state securities laws. THIS PROVISION

SHALL NOT OBLIGATE THE COMPANY TO UNDERTAKE REGISTRATION OF THE OPTIONS OR STOCK HEREUNDER.

                      SECTION 24. AMENDMENT AND TERMINATION

        The Board may at any time suspend, amend or terminate this Plan; provided, however, the Board may not amend this Plan without appropriate shareholder approval if such approval is required by Section 423 of the Code or the Securities and Exchange Commission Rule 16b-3 under the 1934 Act or any successor rule or other regulatory requirement. The Plan Administrator may also amend the Plan; provided, however, that the Plan Administrator may not amend the Plan in any way which would require shareholder approval.

           SECTION 25. INDEMNIFICATION OF BOARD AND PLAN ADMINISTRATOR

        In addition to all other rights of indemnification they may have as Directors of the Company or as members of the body serving as the Plan Administrator, members of the Board and Plan Administrator shall be indemnified by the Company to the fullest extent provided by law for all reasonable expenses and liabilities of any type and nature, including attorneys' fees, incurred in connection with any action, suit or proceeding to which they or any of them are a party by reason of, or in connection with, any stock option granted hereunder, and against all amounts paid by them in settlement thereof (if such settlement is approved by independent legal counsel selected by the Company).

                            SECTION 26. EFFECTIVENESS

        This Plan shall become effective upon adoption by the Board so long as it receives any required approval by the holders of a majority of the Company's outstanding shares of voting capital stock at any time within twelve (12) months before or after the adoption of this Plan.